Exhibit 10.16
The Directors
The Companies
(as specified in the Schedule
to this letter)
12 September 2005
Dear Sirs,
HSBC Bank plc (‘the bank’) is pleased to offer the two Companies whose names are listed in the Schedule to this letter (‘the Companies’) banking facilities (‘the Facilities’) on the terms referred to below but otherwise subject to normal banking terms and conditions.
We recommend that you seek independent advice before accepting the offer in this letter.
Facilities
Drawings may be made under the following Facilities by any of the Companies, provided that the aggregate amount of drawings at any time shall not exceed the relevant Limit.

Limit
Forward Exchange Contracts and Currency Options	£1,500,000

Engagements	£15,000,000
Availability
The bank may at any time withdraw all or any of the Facilities and/or demand repayment of all sums owing. Subject to this, the Facilities are due for review in August 2006.
Security
The repayment and discharge of all monies at any time owing in respect of the Facilities will be secured by all security at any time given to the bank in respect of the liabilities to the bank of the Companies or any of them. The security is required as a secondary source of repayment in the event that the Companies (or any of them) fail to repay the Facilities as set out in this letter.
Without limiting the above, the security listed in the attached Security Schedule is to be held.
All costs, fees and expenses, as mentioned in the General Terms and Conditions attached to this letter, shall be payable by the Company on whose behalf such costs and expenses are incurred, or as otherwise agreed with the bank.
By accepting this offer the Companies agree to provide immediately to the bank upon the bank’s request made at any time or times full cash cover in respect of any of the Companies’

actual prospective or contingent liabilities owing at any time to the bank including but not limited to such liabilities in respect of the Facilities referred to in this letter.
Conditions Precedent
The Facilities will not become available until the following pre-conditions have been complied with:
- the security mentioned in the Security Schedule shall have been perfected to the bank’s satisfaction, of which the bank shall be the sole judge.
- receipt by the bank of a valuation of Factory Site, Ripley Road, Bradford by an independent professional valuer, addressed to the bank, showing a valuation of not less than £3,750,000.
- confirmation that entering into the facility agreement and the completion of the facilities and security will not breach any covenants within existing Facilities between the Borrowers, Powell Industries Inc and Bank of America dated 29 June 2005.
The Facilities shall be subject to the General Terms and Conditions and Security Schedule and the further terms and conditions set out in the Appendices attached to this letter.
Additional Matters
In considering from time to time the continuation of the Facilities, the bank will have particular regard to the matters listed on the attached pages headed “Additional Matters”. Regardless of whether such Additional Matters are being observed, the bank may still at any time withdraw all or any of the Facilities and/or demand repayment of all sums owing.
This offer is conditional upon the unqualified acceptance of all of the Companies. However, any Company accepting the letter shall be bound by its terms even though not all of the other Companies may have done so, or be so bound through some defect, informality or insufficiency in their powers.
To accept this offer please arrange for the enclosed copy of this letter to be signed and returned.
When accepting this offer you may wish to facilitate future arrangements by authorising any one of the Companies concerned, or a person holding an official position in one of the Companies or, if applicable, your holding company, as your agent to agree any changes in the arrangements with the bank from time to time. If so, please arrange for the authorisation attached to be signed and returned.
Yours faithfully,
R D N Smalley
Corporate Banking Manager
For and on behalf of HSBC Bank plc.

THE SCHEDULE
Switchgear & Instrumentation Ltd
Switchgear & Instrumentation Properties Ltd
(`the Companies’)

GENERAL TERMS AND CONDITIONS
1	DRAWINGS

Utilisation of the Facilities shall not at any time exceed any of the relevant Limits.

The bank may at any time refuse payment or acceptance of any cheque, bill or other order for payment which would result in any of the Limits being exceeded.

In addition the bank may at any time refuse to allow any drawing or other disposal against any credit balance on any of the Companies’ current accounts if, as a result, any of the Limits would be exceeded. This right applies irrespective of whether such Company is indebted to the bank on any other account.

2	UNCLEARED CREDITS

When a credit is uncleared, it may still be included in the balances shown on the relevant Company’s account. In such cases, the bank may treat the uncleared credit as deducted from the balance shown on the relevant Company’s account for the purposes of working out interest payable and/or the amount available for withdrawal by the relevant Company. It is possible for interest to be charged by the bank on a larger debit balance, or for a lesser amount of money to be available for withdrawal by the relevant Company than is shown as the balance on its account.

The bank may, on occasions, pay or accept any cheque, bill or other order for payment against uncleared credits, without affecting its right not to do so on future occasions.

3	PAYMENT AND APPLICATION OF CREDIT MONIES

Each of the Companies by accepting the terms of this letter irrevocably authorises the bank at any time in its sole discretion, with or without prior notice to that Company, to pay and apply any monies from time to time standing to the credit of any of that Company’s accounts with the bank (whether in sterling or any other currency, on current account or on any term or deposit account but not accounts expressly designated as trust accounts) (‘the Accounts’) in and towards satisfaction of any indebtedness or liability to the bank of it or of any of the other Companies in respect of the Facilities.

In connection with the above each of the Companies further irrevocably authorises the bank to:
(i) bring to an end any fixed deposit period applying to any of the Accounts and to adjust any interest payable by the bank;
(ii) convert one currency to another, and if it does, to do so at its then prevailing spot selling rate of exchange for that currency;

and in doing so each of the Companies agrees that the bank shall have no liability to that Company.
Nothing in this paragraph shall prevent the exercise by the bank at any time of any other right of set-off or of combination of accounts in and towards satisfaction of any indebtedness to the bank in respect of the Facilities.

A Company whose credit balances are paid or applied in satisfaction of any indebtedness or liability of any other Company will become a creditor of that Company but on the basis that any resulting claims of the creditor Company will rank behind those of the bank and any other creditor whose claims are in priority to those of the bank.

4	PAYMENTS

All payments shall be made at such branch or office as the bank may specify from time to time. Such payments shall be made without any set-off or deduction in the currency of denomination in which the payment is due and in such funds as the bank may reasonably require. Payments shall be made on a Business Day and on the due date for such payment or if that day is not a Business Day on the next Business Day.

5	STERLING EQUIVALENTS

The Sterling Equivalent of any amount denominated in another currency shall be calculated by reference to the bank’s then prevailing spot selling rate of exchange for the relevant currency of denomination against Sterling. The aggregate Sterling Equivalents of all drawings outstanding and/or proposed will be calculated at such time as the bank shall determine before the drawdown of each drawing, for the purpose of determining compliance or otherwise with the Limits.

6	LIMIT OBSERVANCE

The aggregate amount for the time being (or its Sterling Equivalent where appropriate) of the bank’s actual or potential liability or risk in respect of a facility or facilities shall not at any time exceed the relevant Limit. In the case of a potential liability or risk the relevant amount shall be as estimated by the bank.

Where one Limit is specified in respect of more than one type of facility such actual or potential liability or risk in respect of such facilities shall not exceed in the aggregate such Limit.

7	CHARGES FOR DRAWINGS IN EXCESS OF AGREED LIMITS

If any of the Limits are exceeded, the bank may charge interest at higher rate(s) than set out in this letter. In addition to charging higher rate(s) of interest, the bank may charge a daily excess fee for each Business Day that drawings are in excess of the agreed Limits. Details of the rate(s) and the daily excess fee to be charged, if any, are available on request. In addition to charging the above, or as an alternative, the bank may charge management fees if time is spent monitoring the Companies’ accounts or the circumstances otherwise require. The bank will advise the amount of these management fees before debiting them to the appropriate Company’s relevant account.

8	REPAYMENTS AND DRAWINGS ON THE SAME DAY

Should a drawing be due for repayment by any of the Companies on a day when any of the Companies is entitled to make a drawing, the bank may require the amounts of such drawings to be netted and only the difference in amount (if any) to be paid. Should the relevant drawings be denominated in different currencies, any difference so required will be calculated at such time before such netting as the bank shall determine by the application of the bank’s then prevailing spot selling rate of exchange for the currency of denomination due to the bank against the currency of denomination to be drawn by the relevant Company.

9	COSTS

On written demand by the bank the Companies shall be jointly and individually liable to pay to the bank all costs, expenses, fees (including but not limited to any legal, security and valuation fees), stamp duty, taxes and other charges, and registration costs incurred or charged by the bank in connection with the negotiation, preparation, investigation, administration, supervision or enforcement of the Facilities, this letter or any security.

10	ENVIRONMENTAL RESPONSIBILITY

The Companies, by accepting the Facilities, each warrant and represent to the bank that they are in full compliance with all applicable current laws, regulations and practices relating to the protection of the environment from pollution (‘the environmental responsibility’) and are not aware of any circumstances which may prevent full compliance in the future.

Regardless of whether such warranties and representations are being observed, the bank may still at any time withdraw all or any of the Facilities and/or demand repayment of all sums owing.

The Companies, by accepting the Facilities jointly and individually indemnify the bank against all losses, claims, damages, costs, or any other liability which might arise (by reason of the bank providing these and any other facilities and/or having a security interest in the Companies’ assets) in respect of a breach of, or a failure to meet, an environmental responsibility.

11	DEMAND AND NOTICE

Unless otherwise advised by the bank any demand or notice under this letter by the bank may be made or given by any manager or officer of the bank by letter addressed to the Companies’ (or any and/or each of them). Such letter may be sent by first class post to or left at the Companies’ address last known to the bank or at their registered office, or by fax or other electronic means to their last known fax number or electronic mail address. If sent by post, the demand or notice shall be deemed to have been made or given at noon the day following the day the letter was posted. If sent by fax or other electronic means, the demand or notice shall be deemed to have been made or given at the time of transmission.

12	INFORMATION

The Companies shall provide the bank promptly with such financial or other information as the bank may from time to time reasonably request.

The information that the bank asks for is required to enable it to understand the Companies’ financial position to ensure that the Companies are able to meet their obligations set out in this letter.

13	FORCE MAJEURE

The bank shall not be liable to any of the Companies for any loss, damage or delay attributable in whole or part to action by any government or government agency or other force majeure and in particular but not limited to strikes, industrial action, whether involving the bank’s staff or not, equipment failure or interruption of power supplies. The bank will always endeavour to give notice generally to customers of any anticipated delays by notices in branches.

14	CERTIFICATES

The bank’s certificate of any sum due from any of the Companies under the terms of this letter shall (apart from obvious mistake) be conclusive.

15	BUSINESS DAY

Business Day shall mean a day and time on which the relevant banking offices, exchanges and markets are open for business, both in London and in any relevant financial centre for the currency and transaction involved.

16	TERMS OF THE OFFER

The terms of the offer set out above are (except where otherwise stated or the context otherwise implies) independent of the terms applicable to any other facility afforded by the bank to any or all of the Companies.

17	GOVERNING LAW AND JURISDICTION

The Facilities and all matters (including the terms and conditions) relating to or arising out of or in connection with them shall be subject to and construed in accordance with the laws of England and Wales. The Companies and the bank irrevocably submit to the non-exclusive jurisdiction of the courts of England and Wales.

18	CHANGE OF OWNERSHIP AND CONTROL

Should control of the issued share capital of the Companies or voting rights attached to it be changed or sold or disposed of during the period of the facilities without the bank’s written consent, the bank reserves the right in its reasonable discretion to terminate or renegotiate all facilities available to the Companies.

Appendix
FORWARD EXCHANGE CONTRACTS AND CURRENCY OPTION FACILITY
1	DRAWINGS

Utilisations may be made for the purpose of Spot and Forward Foreign Exchange transactions and for currency options.

2	AVAILABILITY

The bank reserves the right at its absolute discretion to decide whether or not any utilisation may be made and to specify conditions only upon compliance with which such utilisation may be made.

3	INTERNATIONAL FOREIGN EXCHANGE MARKET MASTER AGREEMENT (“IFEMA”) TERMS INTERNATIONAL CURRENCY OPTIONS MARKET MASTER AGREEMENT (“ICOM”) TERMS

Each foreign exchange utilisation shall be deemed to be subject to and shall be subject to the terms of IFEMA and each currency option utilisation shall be deemed to be subject to and shall be subject to the terms of ICOM notwithstanding any non-execution of product documentation (copies of IFEMA and ICOM terms are available from the bank on request). In the event of any conflict between the terms of this Facility Letter and those of IFEMA or ICOM, the terms of IFEMA or ICOM (as appropriate) shall prevail except in respect of any provisions in this Appendix which are expressed to be additional to or in replacement for any relevant IFEMA or ICOM provisions.

While the above option is in force the terms of this Facility Letter and particularly clause 3 above shall continue to apply notwithstanding any pre-existing product documentation unless there is agreement in writing to the contrary.

4	FINANCIAL SERVICES AND MARKETS ACT 2000

No forward purchase or sale of any currency shall be made for investment purposes (as mentioned in article 84 of the Financial Services and Markets Act 2000 (Regulated Activities) Order 2001) without the prior consent of the bank.

5	CONTRACT PERIODS

Without affecting any of the bank’s rights under the terms of this letter the duration of any Foreign Exchange transaction entered into under the above option shall not exceed twelve months.

ENGAGEMENTS FACILITY
1	DRAWINGS
(a)	Drawings in respect of the above Facility shall be subject to the bank’s current practice from time to time which practice will (on request) be explained as drawings are requested.

(b)	The bank reserves the right in its absolute discretion to decide whether or not a drawing may be made under the above Facility, and to specify conditions only upon compliance with which such drawing may be made.
Bonds to be issued to a maximum of 48 months expiry. Requests for Bonds in excess of 48 months to be reviewed on a case by case basis and agreed with the relevant Company in advance of issue.

Bonds with an expiry in excess of 24 months will be issued to a maximum £3,500,000. Requests for the issued of Bonds in excess of this ‘sub limit’ will be reviewed on a case by case basis and agreed with the relevant Company in advance of issue. This ‘sub limit’ will be reviewed in March 2006.

2	BILLS AND TERMINATION

Following demand for repayment, the bank may require the relevant Company to pay to the bank monies equivalent in amount to the aggregate of the face value of all outstanding bills accepted, purchased, negotiated or discounted by the bank to meet such bills upon their maturities.

ADDITIONAL MATTERS
Notwithstanding anything contained in the following provisions, such provisions shall be read at all times subject to the paragraph headed “Additional Matters” in the attached letter. Monthly management accounts in a form acceptable to the bank, of which the bank shall be the sole judge, are to be submitted within days of the end of the month to which they relate. Such management accounts are to contain:
- detailed profit and loss account(s),
- individual/consolidated balance sheet(s),
- an aged analysis of debtors and creditors,
- a cash flow summary,
- a schedule of stock and work in progress,
- details of order book/contracts awarded,
- comments on material deviations to budget.
The management accounts will, where applicable, compare actual performance with forecast performance.
Confirmation within Management Information pack that no breaches exist (including any breach that may have been waived) under the Bank of America lending facility dated 29 June 2005. Copies of Compliance Certificates to be furnished.
Quarterly (10-Q) reports to be obtained on Powell Industries Inc.

SECURITY SCHEDULE
The following security is to be held:
Debenture including First Fixed Charge over, among other things, book and other debts, chattels, and uncalled capital, both present and future; and First Floating Charge over all assets and undertaking both present and future to be given by Switchgear & Instrumentation Ltd.
Debenture including Fixed Equitable Charge over all present and future freehold and leasehold property; First Fixed Charge over, among other things, book and other debts, chattels, goodwill and uncalled capital, both present and future; and First Floating Charge over all assets and undertaking both present and future to be given by Switchgear & Instrumentation Properties Ltd.
Freehold property known as Factory Site, Ripley Road, Bradford;. First Legal Charge to be given by Switchgear & Instrumentation Properties Ltd.
Unlimited Company Guarantee to secure all liabilities of Switchgear & Instrumentation Ltd to be given by Switchgear & Instrumentation Properties Ltd.
Unlimited Company Guarantee to secure all liabilities of Switchgear & Instrumentation Properties Ltd to be given by Switchgear & Instrumentation Ltd.
Company Guarantee for £10,000,000 to secure all liabilities of Switchgear & Instrumentation Ltd to be given by Powell Industries Inc.
Agreement to postpone repayment of £4,000,000 owing by Switchgear & Instrumentation Ltd and Switchgear & Instrumentation Properties Ltd to Powell Industries Inc to be given to such parties.

ACCEPTANCE BY THE COMPANIES
We, the undersigned Companies, each accept the offer and all the terms and conditions contained in the attached letter dated 12 September 2005.
We each irrevocably authorise the bank to pay and apply our credit monies as mentioned in the letter.

	Director/	Date of	Date of
Company	Secretary	Acceptance	Resolution

Switchgear &
Instrumentation Ltd	/s/ Mark W. Reid	10 November 2005	7 November 2005

Switchgear &
Instrumentation
Properties Ltd	/s/ Mark W. Reid	10 November 2005	7 November 2005

(Signed in each case for and on behalf of the Company, pursuant to a Resolution of the Board of Directors passed on the date specified above).

*AUTHORISATION FOR ANOTHER COMPANY OR PERSON TO AGREE NEW BANKING ARRANGEMENTS IN FUTURE
We, the undersigned companies, each nominate and authorise:
.......................................Don R. Madison................................................................................. to agree with you from time to time on behalf of each of us new arrangements relating to our banking facilities.
For the avoidance of doubt and without limitation to the above this authority includes the authority to irrevocably authorise the bank to pay and apply our credit monies, to alter the amount and nature of such facilities and to introduce new companies to, and exclude existing companies from, the companies from time to time party to such facilities.

	Director/	Date of	Date of
Company	Secretary	Authorisation	Resolution

Switchgear &
Instrumentation Ltd	/s/ Mark W. Reid	10 November 2005	7 November 2005

Switchgear &
Instrumentation
Properties Ltd	/s/ Mark W. Reid	10 November 2005	7 November 2005

(Signed in each case for and on behalf of the Company, pursuant to a Resolution of the Board of Directors passed on the date specified above).

*  This form of authorisation is optional. Please complete if you would prefer to nominate one Company or individual to agree facilities on behalf of the Companies in future. If an individual is nominated please state title rather than personal name, and include the name of the relevant Company, e.g. `The Managing Director for the time being of ................. Limited.’